EXHIBIT 107

Calculation of Filing Fee Table

Form S-3
(Form Type)

IZEA Worldwide, Inc.
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Title of Each Class of Securities to be Registered	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par Value $0.0001	Rule 457(o)	(1)	(1)	$75,000,000	0.0001476	$11,070
Total Offering Amounts					$75,000,000		$11,070
Total Fee Offsets							$—
Net Fee Due							$11,070

1	There are being registered under this registration statement such indeterminate number of shares of common stock as may be sold by the registrant from time to time at indeterminate prices. The aggregate offering price of common stock offered by the registrant will not exceed $75,000,000. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

2	Calculated pursuant to Rule 457(o) under the Securities Act.